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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*



 Medical Technology & Innovations, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

 Medical Technology & Innovations, Inc. Common Stock par value none.
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    58462M100
                       ----------------------------------
                                 (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 pages


SEC 1745 (2095)

-----------------------                                  ---------------------
  CUSIP NO. 58462M100                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Emerald Advisers, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Pennsylvania

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,510,789

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,804,789

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,804,789

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                                                       Page 3 of 4
Emerald Advisers, Inc.

Item 1.

         (a)      The name of the issuer is Medical Technology & Innovations,
                  Inc.

         (b) The address of issuer's principal executive offices is 3125 Nolt Road, Lancaster, PA 17601.

Item 2.

         (a)      The name of the person filing is Emerald Advisers, Inc.

         (b) The address of the principal business office of person filing is 1857 William Penn Way, Lancaster, Pennsylvania 17601.

         (c)      The state of organization is Pennsylvania.

         (d) The title of the class of security is common stock par value none.

         (e)      The CUSIP number is 58462M100.

Item 3.

         (e)      The person filing is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4.

         (a)      The amount beneficially owned is 1,804,789.

         (b)      The percent of class is 10.5%.

         (c)(i) The number of shares as to which Emerald Advisers, Inc. has sole voting power is 1,510,789.

         (c)(ii) The number of shares as to which Emerald Advisers, Inc. has shared voting power is 0.

         (c)(iii) The number of shares as to which Emerald Advisers, Inc. has sole dispositive power is 1,804,789.

         (c)(iv) The number of shares as to which Emerald Advisers, Inc. holds shared dispositive power is 0.

Schedule 13G                                                        Page 4 of 4
Emerald Advisers, Inc.

Item 5.

         Not applicable.

Item 6.

         Other persons have the right to receive and/or the power to direct the receipt of dividends from, and the proceeds from the sale of, such securities.

Item 7.

         Not applicable.

Item 8.

         Not applicable.

Item 9.

         Not applicable.

Item 10.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        ------------------------------------
                                                      Date

                                        ------------------------------------
                                                      Signature

                                        Scott L. Rehr, Senior Vice President